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                                                                EXHIBIT 23.b


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the prospectuses included in this Registration Statement of Masco Corporation on Form S-3 of our report dated February 24, 1994, on our audits of the consolidated financial statements and financial statement schedules of MascoTech, Inc. and subsidiaries as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993 which report is included in the Annual Report on Form 10-K of Masco Corporation for the fiscal year ended December 31, 1993. We also consent to the reference to our Firm under the caption "Experts" in such prospectuses.


Coopers & Lybrand L.L.P.

Detroit, Michigan
October 17, 1994
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